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                                                                    EXHIBIT 10.2

                                     KEYCORP
                             AWARD OF PHANTOM STOCK

HENRY L. MEYER III

         By action of the Compensation Committee ("Committee") of the Board of Directors of KeyCorp on January 16, 2003, you have been awarded 40,485 shares of Phantom Stock.

                  1. Each share of Phantom Stock shall have a value equal to the Fair Market Value (as defined in the Amended and Restated 1991 Equity Compensation Plan as amended from time to time ("1991 Plan")) of a KeyCorp Common Share on the date of this award and shall thereafter reflect the gains and losses attributable to such Common Shares.

                  2. An amount equal to the cash dividend payable on an equivalent number of Common Shares shall be paid to you on the Phantom Stock on each date that a cash dividend is payable on the Common Shares; provided however, that additional amounts shall be paid as are necessary to put you in the same after-tax position (including the gross-up for taxes on the additional amounts paid) as you would have been in if for purposes of federal, state, and local taxes you had received cash dividends on Common Shares.

                  3. The value of 13,495 shares of the Phantom Stock ("the Time Lapse Phantom Shares") shall be paid in cash to you on the earlier of the following:

                  a)  December 31, 2005; or

                  b) the date not more than two years on or after a "Change of Control" (as defined in the 1991 Plan) upon which your employment terminates under circumstances entitling you to receive severance benefits or salary continuation benefits under the Corporation's Separation Pay Plan or under any employment or change of control or similar arrangement or agreement.

                  4. The value of the remaining 26,990 shares of the Phantom Stock ("the Performance Accelerated Phantom Shares") shall be paid in cash to you on the date when the earliest of the following shall occur:

                  a)  December 31, 2009;

                  b) the percentage increase in the Corporation's average daily stock price plus dividends for the years 2003 through 2005 exceeds the percentage increase in the average daily stock price plus dividends of the median of the banks which comprise the Standard & Poor's 500 Banks Index (If at any time the Standard & Poor's 500 Banks Index ceases to be published



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                  or is altered in such manner as to make its use as a
                  comparative reference inappropriate, as determined by the Committee in its sole discretion, then the Committee shall (i) select such other index as is then available that the Committee deems most appropriate to use as a substitute for the Standard & Poor's 500 Banks Index and (ii) decide whether to use that other index to determine whether the condition of this paragraph has been met); or

                  c) the first day on which a Change of Control occurs on or before December 31, 2005.

                  5. If you shall die or become disabled prior to the payable date for the Time Lapse Phantom Shares, then the value of a pro rata number of the Time Lapse Phantom Shares shall be paid to you or your estate upon death or "Disability" (as defined in the 1991 Plan) but that the remaining shares shall immediately be forfeited upon your death or Disability, as the case may be.

                  6. The Time Lapse Phantom Shares shall immediately be forfeited if you retire between the ages of 55 and 65 prior to the payable date for such Shares; provided, however, that the Committee may in its sole discretion determine that the value of a pro rata number of the Time Lapse Phantom Shares shall be paid to you upon retirement but that the remaining Time Lapse Phantom Shares shall immediately be forfeited upon your retirement.

                  7. If you shall die or become Disabled prior to the payable date for the Performance Accelerated Phantom Shares and the value of such shares thereafter becomes payable because of the performance of the Corporation's average daily stock price plus dividends, then the value of a pro rata number of the Performance Accelerated Phantom Shares shall be paid to you or your estate if and when the value of such Shares becomes payable because of the performance of the Corporation's average daily stock price plus dividends but the remainder of the Performance Accelerated Phantom Shares shall immediately be forfeited upon your death or Disability, as the case may be, and if the value of such shares does not become payable as a result of performance of the Corporation's average daily stock price, the pro rata number of Performance Accelerated Phantom Shares shall be forfeited on December 31, 2005.

                  8. The Performance Accelerated Performance Shares shall be forfeited if you shall retire between the ages of 55 and 65 prior to the payable date for such Shares; provided, however, that the Committee may in its sole discretion determine that the value of a pro rata number of shares shall be paid to you if and when the performance of the Corporation's average daily stock price plus dividends meets the requirements of this award but that the remainder of the shares shall immediately be forfeited upon your retirement, and if the value of such Shares does not become payable as a result of performance of the Corporation's average daily stock price plus dividends, the pro rata

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         number of Performance Accelerated Phantom Shares shall be forfeited on
         December 31, 2005.

                  9. For purposes of this award, the pro rata number of shares of Phantom Stock granted to you shall be based on a fraction the numerator of which is the number of months beginning in January 2003 that are completed prior to your change of status and the denominator of which is 36.

                  10. The Phantom Stock shall be immediately forfeited if your employment with the Corporation terminates prior to the date of payment set forth in the preceding provisions of this award unless your employment terminates because of death, Disability, or retirement (in which case the specific provisions of the foregoing paragraphs of this award shall apply).

                  11. If the payment of the value of the Phantom Stock would result in compensation to you that if earned would not be deductible by the Corporation by reason of the disallowance rules of Section 162(m) of the Internal Revenue Code but would be deductible if deferred until a later year, then the Committee in its sole discretion may require that all or a portion of the Phantom Stock shall be deferred into and remain in the Corporation Deferred Compensation Plan ("Deferred Plan") Common Stock Account pursuant to the provisions of the Deferred Plan; provided that if the Committee shall not require a deferral pursuant to this award, then any provision in any Corporation Plan, Employment Agreement, or similar agreement or arrangement requiring a deferral by you because of Section 162(m) shall be deemed waived by the Corporation with respect to the Phantom Stock.

                  12. You may elect to defer the payment of the value of the Phantom Stock into the Deferred Plan Common Stock Account; provided, however, that such election shall be made at least one year prior to the payable date for the Phantom Stock and provided further that the deferred award may not be transferred to another account in the Deferred Plan.

                  13. The Committee reserves the right to (at any time and from time to time) make adjustments in or alter the performance criteria set forth in this award, in the Committee's sole discretion, to take into account changed circumstances which, in the Committee's judgment, make the performance criteria inapplicable, inappropriate, or otherwise undesirable and that the determination by the Committee as to whether the performance criteria have been satisfied or should be adjusted or altered shall be final and conclusive.

                  14. Notwithstanding any other provisions of this award, if you engage in any "harmful activity" (as defined in the 1991 Plan) prior to or within six months after your termination of employment with the Corporation, then any payment of the value of the Phantom Stock on or after one year prior to termination of employment shall inure to and be payable to the Corporation upon demand.

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                  15. Until December 31, 2005 but not thereafter, the payment of the value of the Performance Accelerated Phantom Shares shall be subject to an "Acceleration upon Change of Control" (as defined in the 1991 Plan) and the payment of the value of the Time Lapse Phantom
         Shares shall never be subject to an Acceleration upon Change of Control.

         January 16, 2003                              /s/ Thomas E. Helfrich
                                                       ------------------------
                                                       Thomas E. Helfrich
                                                       Executive Vice President

                        ACCEPTANCE OF PHANTOM STOCK AWARD

         I acknowledge receipt of the above award and in consideration thereof I accept such award subject to the restrictions upon me as set forth hereinafter.

         My agreement to the following restrictions is in addition to (and not in limitation of) any other agreements, plans, policies, or practices that are applicable to me as a KeyCorp or Subsidiary (collectively "Key") employee.

         1. I recognize the importance of preserving the confidentiality of Non-Public Information of Key. Therefore, I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I agree to sign nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

         2. I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property. Accordingly, any Intellectual Property which I create with any of Key's resources or assistance, in whole or in part, during my employment with Key, and which pertains to the business of Key, is the property of Key; and I hereby agree to and do assign to Key all right, title, and interest in and to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and agree to sign patent applications and assignments thereof, without additional compensation.

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         3.       Except in the proper performance of my duties for Key, I
                  acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key employee without the written consent of Key, which consent it may grant or withhold in its discretion.

         4. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential customer I interacted with, became acquainted with, or learned of through access to information while I performed services for Key during my employment with Key, without the written consent of Key, which consent it may grant or withhold in its discretion.

         5. In the event a court of competent jurisdiction determines that any of the restrictions contained in the above numbered paragraphs are excessive because of duration or scope or are otherwise unenforceable, the provisions hereof shall not be void but, with respect to such limitations held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained herein. In the event I engage in any activity in violation hereof, I acknowledge that such activity may cause serious damage and irreparable injury to Key, which will permit Key to terminate my employment (if applicable) and seek monetary damages, and Key shall also be entitled to injunctive, equitable, and other relief. I acknowledge and agree that the validity, interpretation, and performance of this Agreement shall be construed under the laws of Ohio.

BY SIGNING THIS ACCEPTANCE OF PHANTOM STOCK AWARD, YOU ACKNOWLEDGE THAT YOU HAVE HAD AMPLE OPPORTUNITY TO READ THIS AGREEMENT AND THE PLAN, MAKE A DILIGENT INQUIRY, ASK QUESTIONS, AND CONSULT WITH YOUR ATTORNEY IF YOU CHOSE TO DO SO.

__________________________________
Sign Your Name

___________________________________
Date

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